PRICING SUPPLEMENT NO. 3

                                                                  RULE 424(b)(2)
                                                      REGISTRATION NO. 333-26437

                 PRICING SUPPLEMENT NO. 3 DATED JANUARY 11, 2000

                    FRANCHISE FINANCE CORPORATION OF AMERICA
          MEDIUM-TERM NOTES DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

     This Pricing Supplement accompanies and supplements the Prospectus, dated April 16, 1998, as supplemented by the Prospectus Supplement, dated April 16, 1998.

     The Notes have the following terms (as applicable):

            Principal Amount:                             $50,000,000.00
            Registered Holder:                            Cede & Co.
            Taxpayer Identification No.:                  13-2555119
            Form of Notes:                                [X] Book Entry/Global
                                                          [ ] Certificated
            Agent's Discount or Commission:               .250%
            Net Proceeds to Issuer:                       $49,875,000.00

     Fixed Rate Medium-Term Note:

            Original Issue Price:                         100%
            Original Issue Date:                          January 14, 2000
            Interest Accrual Date:                        January 14, 2000
            Interest Rate Per Annum:                      8.43%
            Interest Payment Dates:                       May 30 and November 30
            Denominations:                                $1,000
            Stated Maturity Date:                         January 14, 2002
            Redemption Date(s):                           None
            Redemption Price(s):                          Not Applicable
            Notice of Redemption:                         Not Applicable
            Optional Repayment Date(s):                   Not Applicable
            Optional Repayment Price(s):                  Not Applicable
            Notice of Optional Repayment:                 None
            Default Rate:                                 Not Applicable
            Original Issue Discount:                      [ ] Yes     [X] No
            Record Date:                                  May 15 and November 15

     Agent: [ ] Donaldson, Lufkin & Jenrette Securities Corporation
            [X] Merrill Lynch & Co.
            [ ] NationsBanc Montgomery Securities LLC
            [ ] Salomon Brothers Inc
            [ ] UBS Securities LLC

     Agent acting in the capacity as indicated below:

            [X] Agent                                     [ ] Principal

     If as Principal:

            [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

            [ ] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

     If as Agent:

                The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.